Exhibit 12

THE MAJESTIC STAR CASINO, LLC

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, dollars in thousands)

	For The Years Ended December 31,								For the Nine Months Ended September 30,
	2010		2009	2008 (1)	2007		2006		2011	2010
EARNINGS:
(Loss) income from continuing operations(1)(2)(3)	(1,454)		(68,888)	(150,383)	(26,051)		(14,307)		1,450	2,799
Fixed charges (1)(2)(3)	4,048		62,188	63,222	61,624		60,299		2,546	3,106

	2,594		(6,700)	(87,161)	35,573		45,992		3,996	5,905
FIXED CHARGES:
Interest expense on all (2)(3)	3,984		58,721	53,579	51,184		50,716		2,546	3,042
Amortization of original issue discount and deferred financing costs (1)	64		3,467	9,643	10,440		9,583		—	64
	4,048		62,188	63,222	61,624		60,299		2,546	3,106
RATIO OF EARNINGS TO FIXED CHARGES	(A	)	(B )	(C )	(D	)	(E	)	1.6x	1.9x

(A)	Earnings in 2010 were insufficient to cover fixed charges by $1.5 million.
(B)	Earnings in 2009 were insufficient to cover fixed charges by $68.9 million.
(C)	Earnings in 2008 were insufficient to cover fixed charges by $150.4 million.
(D)	Earnings in 2007 were insufficient to cover fixed charges by $26.1 million.
(E)	Earnings in 2006 were insufficient to cover fixed charges by $14.3 million.
(1)	Included is amortization of original issue discount and financing costs related to the pushdown of the discount notes issued by Majestic Holdco. The pushdown of the amortization of original issue discount and financing costs is required pursuant to SEC Accounting Bulletin Topic 5(J) and ASC 805-50-599 “Business Combinations” related to “pushdown” basis of accounting “Pushdown Accounting”. The amounts pushed down are $0.5 million, $6.3 million, $7.1 million and $6.3 million for 2009, 2008, 2007 and 2006, respectively.
(2)	Included is accrued interest expense related to Pushdown Accounting of the discount notes issued by Majestic Holdco of $7.4 million in 2009 and $1.7 million in 2008.
(3)	Pursuant to U.S. Generally Accepted Accounting Principles, we have not accrued interest on our Senior Secured Notes, Senior Notes and Discount Notes subsequent to the Petition Date.